Exhibit 99.1



                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117

                      RONALD J. WALTERS JOINS FIRST MIDWEST

(Storm Lake, Iowa - January 9, 2004) James S. Haahr, Chairman of the Board and CEO of First Midwest Financial, Inc. and First Federal Savings Bank of the Midwest is pleased to announce the appointment of Ronald J. Walters as Senior Vice President, Secretary, Treasurer, and Chief Financial Officer for First Midwest and First Federal. Walters brings over 30 years of accounting and banking experience to the company. Donald J. Winchell, former SVP, Secretary, Treasurer, and CFO for First Midwest and First Federal has agreed to stay on in a consulting capacity to assist Walters in the transition. Walters previously served as CFO for KFS Bank and its holding company, Kankakee Bancorp, Inc.









About First Midwest
At September 30, 2003, First Midwest had assets of $772 million. First Midwest is the holding company for First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls. Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota. You can learn more about First Midwest at www.fmficash.com.